Exhibit 3.3

CLAROS MORTGAGE TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Claros Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting the existing definition of “Aggregate Stock Ownership Limit” in its entirety and substituting in lieu thereof the following:

The term “Aggregate Stock Ownership Limit” shall mean 8.5% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter, excluding any such outstanding Capital Stock that is not treated as outstanding for U.S. federal income tax purposes.

SECOND: The Charter is hereby amended by deleting the existing definition of “Common Stock Ownership Limit” in its entirety and substituting in lieu thereof the following:

The term “Common Stock Ownership Limit” shall mean 8.5% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter, excluding any such outstanding Common Stock that is not treated as outstanding for U.S. federal income tax purposes.

THIRD: The Charter is hereby amended by deleting the existing definition of “Initial Date” in its entirety and substituting in lieu thereof the following:

The term “Initial Date” shall mean August 25, 2015.

FOURTH: The Charter is hereby amended by deleting Section 7.2.7(a)(i) in its entirety and substituting in lieu thereof the following:

the Board of Directors determines, based on such representations and undertakings from such Person to the extent required by the Board of Directors and as are reasonably necessary to ascertain, that such exemption will not cause five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock (taking into account the then-current Common Stock Ownership Limit and Aggregate Stock Ownership Limit, any then-existing Excepted Holder Limits, and the Excepted Holder Limit of such Person); and.

FIFTH: The Charter is hereby amended by deleting the last sentence of Section 7.2.8 in its entirety and substituting in lieu thereof the following:

No increase to the Common Stock Ownership Limit or Aggregate Stock Ownership Limit may be approved if the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit (taking into account any then-existing Excepted Holder Limits) would allow five or fewer Individuals to Beneficially Own, in the aggregate more than 49% in value of the outstanding Capital Stock.

SIXTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary and Treasurer on this 27th day of October, 2016.

ATTEST:		CLAROS MORTGAGE TRUST, INC.

By:	/s/ J. Michael McGillis	By:	/s/ Peter Sotoloff	(SEAL)
Name: J. Michael McGillis		Name: Peter Sotoloff
Title: Secretary and Treasurer		Title: President